FOR IMMEDIATE RELEASE

Equinix Provides Robust 2026 Outlook Driven by Strong Fourth-Quarter Results and Accelerating Business Momentum
•Increased Q4 monthly recurring revenue (MRR) 10% year over year on both an as-reported and a normalized and constant currency basis; increased full-year MRR 7% on an as-reported basis and 8% on a normalized and constant currency basis
•Delivered record annualized gross bookings of $474 million in Q4, up 42% over the previous year; delivered $1.6 billion of annualized gross bookings in 2025, up 27% for the full year
•Surpassed 500,000 interconnections globally, the most in the industry, as enterprises depend on Equinix to connect their AI, cloud and network ecosystems
•Increased quarterly cash dividend by 10% to $5.16 per share, marking the 11th consecutive year of dividend growth
REDWOOD CITY, Calif. - February 11, 2026 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter and full year ended December 31, 2025.
“Our team executed exceptionally well in Q4, marking a very strong close to a pivotal year for Equinix. Demand for our solutions has never been higher, as demonstrated by accelerated growth in both bookings and recurring revenue, and we are confident in our plan to deliver robust revenue and AFFO per share growth in 2026,” said Adaire Fox-Martin, CEO and President, Equinix. “Equinix plays an essential role helping businesses connect and manage increasingly distributed AI, cloud and networking infrastructure. This is a source of long-term competitive advantage that positions us well to meet our customers’ greatest needs and create shareholder value.”

2025 Results Summary
•Revenues
◦$9.217 billion, a 5% increase over the previous year on an as-reported basis, or a 6% increase on a normalized and constant currency basis
•Operating Income
◦$1.848 billion, a 39% increase from the previous year, primarily from strong underlying operating performance and lower impairment charges and transaction costs
•Net Income Attributable to Common Stockholders and Net Income per Share Attributable to Common Stockholders
◦$1.350 billion, a 66% increase from the previous year, primarily from higher income from operations
◦$13.76 per share, a 62% increase from the previous year
•Adjusted EBITDA
◦$4.530 billion, an adjusted EBITDA margin of 49%, an 11% increase over the previous year on an as-reported basis, or a 10% increase on a normalized and constant currency basis
•AFFO and AFFO per Share
◦$3.761 billion, a 12% increase over the previous year on both an as-reported and a normalized and constant currency basis driven by strong operating performance and lower net interest expense from disciplined balance sheet management
◦$38.33 per share, a 9% increase over the previous year on both an as-reported and a normalized and constant currency basis
Q4 results were modestly impacted by the timing of the xScale® Hampton lease transaction, which is now expected to close in early 2026.
Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.
All per-share results are presented on a fully diluted basis.
2026 Annual Guidance Summary
(in millions, except per share data)

	FY 2026 Guidance	Q1 2026 Guidance
Revenues	$10,123 - 10,223	$2,496 - 2,536
Adjusted EBITDA Adjusted EBITDA Margin %	$5,141 - 5,221 ~51%	$1,283 - 1,323 51 - 52%
Recurring Capital Expenditures % of Revenues	$270 - 290 ~3%	$28 - 48 1 - 2%
Non-recurring Capital Expenditures (Excludes xScale)	$3,385 - 3,865
AFFO	$4,158 - 4,238
AFFO per Share (Diluted)	$41.93 - 42.74
Expected Cash Dividends	~$2,036

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation and other components of net income or loss from operations, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.
For the first quarter of 2026, the company expects revenues to range between $2.496 and $2.536 billion, an increase of 4% at the midpoint over the previous quarter, on both an as-reported and a normalized and constant currency basis. This guidance includes a $20 million foreign currency benefit when compared to the average FX rates in Q4 2025. Adjusted EBITDA is expected to range between $1.283 and $1.323 billion. This guidance includes an $11 million foreign currency benefit when compared to the average FX rates in Q4 2025. Recurring capital expenditures are expected to range between $28 and $48 million.
For the full year of 2026, total revenues are expected to range between $10.123 and $10.223 billion, an as-reported increase of approximately 10 - 11% over the previous year, or 9 - 10% on a normalized and constant currency basis. This guidance includes a $36 million foreign currency benefit when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $5.141 and $5.221 billion, reflecting an adjusted EBITDA margin of 51%, an approximate 200 basis-point expansion over the previous year. This guidance also includes a $17 million foreign currency benefit when compared to prior guidance. AFFO is expected to range between $4.158 and $4.238 billion, an increase of 11 - 13% over the previous year on an as-reported basis, or 9 - 11% on a normalized and constant currency basis. This guidance also includes a $13 million foreign currency benefit when compared to prior guidance rates. AFFO per share is expected to range between $41.93 and $42.74, a 9 - 12% as-reported increase over the previous year, or 8 - 10% on a normalized and constant currency basis. Total capital expenditures are expected to range between $3.655 and $4.155 billion. Non-recurring capital expenditures, excluding on-balance sheet xScale-related spend, are expected to range between $3.385 and $3.865 billion. Recurring capital expenditures are expected to range between $270 and $290 million.
The U.S. dollar exchange rates used for 2026 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.14 to the Euro, $1.31 to the British Pound, S$1.27 to the U.S. Dollar, ¥157 to the U.S. Dollar, A$1.43 to the U.S. Dollar, HK$7.81 to the U.S. Dollar, R$5.22 to the U.S. Dollar and C$1.37 to the U.S. Dollar. The Q4 2025 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 21%, 10%, 8%, 5%, 3%, 3%, 3% and 2%, respectively.
Business Highlights
•Capitalized on strong customer demand to close more than 4,500 deals in Q4, with approximately 60% of the largest deals driven by AI workloads.
•Salesforce has deepened its partnership with Equinix to build a private network for Data 360 – the activation engine inside Salesforce’s data and AI foundation. By using Equinix Fabric Cloud Router across 14 countries, Salesforce can privately connect its systems across AWS, Azure, and other clouds – enabling real‑time data analysis and stronger, lower‑latency AI performance.
•More than 60% of existing customers added new services in 2025, reflecting the importance of the company's neutral global footprint as an essential layer of connectivity across increasingly complex and distributed technology workloads.
•Delivered record capacity in 2025, with 23,250 retail cabinets and 90+ MW of xScale capacity, while continuing to expand capacity to meet growing demand across the business. Opened 16 projects in 14 metros globally and added 10 new expansion projects since October, bringing the company’s current number of major expansion projects underway to 52. Also closed on a number of strategic land acquisitions in 2025, adding approximately 1 GW to Equinix’s powered land-under-control balance.

•In January, Equinix contributed the Hampton, Georgia asset to its xScale joint venture in the United States, an important first step to deploying $15 billion of capital with its JV partners in major metros, and enabling the JV to enter a lease arrangement with a customer.
FY 2025 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended December 31, 2025, along with its future outlook, in its quarterly conference call on Wednesday, February 11, 2026, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Tuesday, March 31, 2026, by dialing 1-866-360-7719 and referencing the passcode 2026. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix, Inc. (Nasdaq: EQIX) shortens the path to boundless connectivity anywhere in the world. Its digital infrastructure, data center footprint and interconnected ecosystems empower innovations that enhance our work, life and planet. Equinix connects economies, countries, organizations and communities, delivering seamless digital experiences and cutting-edge AI—quickly, efficiently and everywhere.
Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing results of operations may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix also uses non-GAAP financial measures to evaluate its operations.
Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures. As such, Equinix provides a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should therefore exercise caution when comparing non-GAAP financial measures used by Equinix to similarly titled non-GAAP financial measures of other companies.
Equinix’s primary non-GAAP financial measures include Adjusted EBITDA and Adjusted Funds from Operations (“AFFO”) as described below. Equinix presents these measures to provide investors with additional tools to evaluate its results in a manner that focuses on what management believes to be its core, ongoing business operations. These measures exclude items which Equinix believes are generally not relevant to assessing its long-term performance. Both measures eliminate the impacts of depreciation and amortization, which are derived from historical costs and which Equinix believes are not indicative of current or future expenditures, and other items for which the frequency and amount of charges can vary based on the timing and significance of individual transactions. Equinix believes that presenting these non-GAAP financial measures provides consistency and comparability with past reports and that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze the company effectively.
Adjusted EBITDA is used by management to evaluate the operating strength and performance of its core, ongoing business, without regard to its capital or tax structures. It also aids in assessing the performance of, making operating decisions for, and allocating resources to its operating segments. In addition to the uses described above, Equinix believes this measure provides investors with a better understanding of the operating performance of the business and its ability to perform in subsequent periods.
Equinix defines adjusted EBITDA as net income excluding:
•income tax expense
•interest income
•interest expense
•other income or expense
•gain or loss on debt extinguishment
•depreciation, amortization and accretion expense
•stock-based compensation expense
•restructuring and other exit charges, which primarily include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of our management structure, operations or products and other exit activities
•impairment charges
•transaction costs
•gain or loss on asset sales
AFFO is derived from Funds from Operations (“FFO”) calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts. Both FFO and AFFO are non-GAAP measures commonly used in the REIT industry. Although these measures may not be directly comparable to similar measures used by other companies, Equinix believes that the presentation of these measures provides investors with an additional tool for comparing its performance with the performance of other companies in the REIT industry. Additionally, AFFO is a performance measure used in certain of the company’s employee incentive programs, and Equinix believes it is a useful measure in assessing its dividend-paying capacity, as it isolates the cash impact of certain income and expense items and considers the impact of recurring capital expenditures.
Equinix defines FFO as net income attributable to common stockholders excluding:
•gain or loss from the disposition of real estate assets
•depreciation and amortization expense on real estate assets
•adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items
Equinix defines AFFO as FFO adjusted for:
•depreciation and amortization expense on non-real estate assets
•accretion expense
•stock-based compensation expense
•stock-based charitable contributions
•restructuring and other exit charges, as described above
•impairment charges
•transaction costs

•an adjustment to remove the impacts of straight-lining installation revenue
•an adjustment to remove the impacts of straight-lining rent expense
•an adjustment to remove the impacts of straight-lining contract costs
•amortization of deferred financing costs and debt discounts and premiums
•gain or loss from the disposition of non-real estate assets
•gain or loss on debt extinguishment
•an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances, uncertain tax positions and deferred taxes
•recurring capital expenditures, which represent expenditures to extend the useful life of data centers or other assets that are required to support current revenues
•net income or loss from discontinued operations, net of tax
•adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items
Equinix provides normalized and constant currency growth rates for revenues, adjusted EBITDA, AFFO and AFFO per share. These growth rates assume foreign currency rates remain consistent across comparative periods. Revenue growth rates exclude the impact of net power pass-through, acquisitions, divestitures and the Equinix Metal® wind-down. Adjusted EBITDA growth rates exclude the impact of acquisitions, divestitures and integration costs. AFFO growth rates exclude the impact of acquisitions and related financing costs, divestitures, integration costs and balance sheet remeasurements. AFFO per share growth rates exclude the impact of integration costs and balance sheet remeasurements.
Equinix presents cash cost of revenues and cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A). These measures exclude depreciation, amortization, accretion and stock-based compensation, which are not good indicators of Equinix’s current or future operating performance, as described above.
Equinix also presents free cash flow and adjusted free cash flow. Free cash flow is defined as net cash provided by (used in) operating activities plus net cash provided by (used in) investing activities excluding the net purchases of and distributions from equity investments. Adjusted free cash flow is defined as free cash flow excluding any real estate and business acquisitions, net of cash and restricted cash acquired. These measures are presented in order for lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s cash spending levels relative to its industry sector and competitors.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of building and operating IBX® and xScale® data centers, including those related to sourcing suitable power and land, and any supply chain constraints or increased costs of supplies; the challenges of developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix Media Relations	Equinix Investor Relations
press@equinix.com	invest@equinix.com

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except share and per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Recurring revenues	$2,294	$2,215	$2,091	$8,739	$8,184
Non-recurring revenues	126	101	170	478	564
Revenues	2,420	2,316	2,261	9,217	8,748
Cost of revenues	1,198	1,142	1,196	4,508	4,467
Gross profit	1,222	1,174	1,065	4,709	4,281
Operating expenses:
Sales and marketing	234	219	209	903	891
General and administrative	481	470	451	1,840	1,766
Restructuring and other exit charges	16	5	31	33	31
Transaction costs	6	3	38	18	50
Impairment charges	63	4	233	68	233
(Gain) loss on asset sales	—	(1)	—	(1)	(18)
Total operating expenses	800	700	962	2,861	2,953
Income from operations	422	474	103	1,848	1,328
Interest and other income (expense):
Interest income	41	53	49	193	137
Interest expense	(142)	(128)	(126)	(527)	(457)
Other income (expense)	(9)	—	(11)	(7)	(17)
Gain (loss) on debt extinguishment	—	—	(15)	1	(16)
Total interest and other, net	(110)	(75)	(103)	(340)	(353)
Income before income taxes	312	399	—	1,508	975
Income tax expense	(48)	(25)	(14)	(160)	(161)
Net income from continuing operations	264	374	(14)	1,348	814
Net (income) loss attributable to non-controlling interests	1	—	—	2	1
Net income (loss) attributable to common stockholders	$265	$374	$(14)	$1,350	$815
Earnings (loss) per share ("EPS") attributable to common stockholders:
Basic EPS	$2.70	$3.82	$(0.14)	$13.79	$8.54
Diluted EPS	$2.69	$3.81	$(0.14)	$13.76	$8.50
Weighted-average shares for basic EPS (in thousands)	98,200	97,982	96,849	97,883	95,457
Weighted-average shares for diluted EPS (in thousands)	98,378	98,174	96,849	98,123	95,827

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$1,727	$3,081
Short-term investments	1,500	527
Accounts receivable, net	1,001	949
Other current assets	897	890
Total current assets	5,125	5,447
Property, plant and equipment, net	23,584	19,249
Operating lease right-of-use assets	1,392	1,419
Goodwill	5,984	5,504
Intangible assets, net	1,316	1,417
Other assets	2,740	2,049
Total assets	$40,141	$35,085
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,350	$1,193
Accrued property, plant and equipment	564	387
Current portion of operating lease liabilities	155	144
Current portion of finance lease liabilities	168	189
Current portion of mortgage and loans payable	17	5
Current portion of senior notes	1,299	1,199
Other current liabilities	340	232
Total current liabilities	3,893	3,349
Operating lease liabilities, less current portion	1,304	1,331
Finance lease liabilities, less current portion	2,187	2,086
Mortgage and loans payable, less current portion	686	644
Senior notes, less current portion	16,910	13,363
Other liabilities	983	760
Total liabilities	25,963	21,533
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	21,642	20,895
Treasury stock	(24)	(39)
Accumulated dividends	(12,202)	(10,342)
Accumulated other comprehensive loss	(1,359)	(1,735)
Retained earnings	6,099	4,749
Total common stockholders' equity	14,156	13,528
Non-controlling interests	(3)	(1)
Total stockholders' equity	14,153	13,527
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$40,141	$35,085

Ending headcount by geographic region is as follows:
Americas headcount	5,917	5,952
EMEA headcount	4,706	4,653
Asia-Pacific headcount	3,093	3,001
Total headcount	13,716	13,606

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	December 31, 2025	December 31, 2024

Finance lease liabilities	$2,355	$2,275

Term loans	673	628
Mortgage payable and other loans payable	30	21
Total mortgage and loans payable principal	703	649

Senior notes	18,209	14,562
Plus: debt issuance costs and debt discounts	150	123
Total senior notes principal	18,359	14,685

Total debt principal outstanding	$21,417	$17,609

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Twelve Months Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net income	$1,348	$814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	2,066	2,011
Stock-based compensation	498	462
Impairment charges	68	233
(Gain) loss on asset sales	(1)	(18)
Other operating activities	33	87
Changes in operating assets and liabilities:
Accounts receivable	(40)	27
Income taxes, net	(78)	(9)
Operating lease right-of-use assets	161	150
Operating lease liabilities	(156)	(153)
Accounts payable and accrued expenses	25	95
Other assets and liabilities	(13)	(450)
Net cash provided by operating activities	3,911	3,249
Cash flows from investing activities:
Purchases of equity investments	(60)	(98)
Distributions from equity investments	59	11
Purchases of short-term investments	(1,967)	(520)
Maturity of short-term investments	1,005	—
Business acquisitions, net of cash acquired	(251)	—
Real estate acquisitions	(994)	(337)
Purchases of other property, plant and equipment	(4,311)	(3,066)
Proceeds from sale of assets, net of cash transferred	—	247
Settlement of foreign currency hedges	104	83
Investment in loan receivable	(69)	(261)
Loan receivable upfront fee	—	4
Net cash used in investing activities	(6,484)	(3,937)
Cash flows from financing activities:
Proceeds from employee equity programs	95	91
Payment of dividends	(1,856)	(1,643)
Proceeds from public offering of common stock, net of issuance costs	99	1,673
Proceeds from senior notes, net of debt discounts	4,311	2,768
Repayment of finance lease liabilities	(155)	(140)
Contribution from non-controlling interest	4	4
Repayment of senior notes	(1,200)	(1,000)
Other financing activities	(26)	(30)
Net cash provided by financing activities	1,272	1,723
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	43	(49)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,258)	986

	Twelve Months Ended
	December 31, 2025	December 31, 2024
Cash, cash equivalents and restricted cash at beginning of period	3,082	2,096
Cash, cash equivalents and restricted cash at end of period	$1,824	$3,082

Free cash flow (1)	$(2,572)	$(601)

Adjusted free cash flow (2)	$(1,327)	$(264)

(1)	We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases of and distributions from equity investments) as presented below:
Net cash provided by operating activities as presented above	$3,911	$3,249
Net cash used in investing activities as presented above	(6,484)	(3,937)
Less purchases of equity investments, net of distributions	1	87
Free cash flow	$(2,572)	$(601)

(2)	We define adjusted free cash flow as free cash flow as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:
Free cash flow (as defined above)	$(2,572)	$(601)
Less business acquisitions, net of cash and restricted cash acquired	251	—
Less real estate acquisitions	994	337
Adjusted free cash flow	$(1,327)	$(264)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
($ in millions, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Recurring revenues	$2,294	$2,215	$2,091	$8,739	$8,184
Non-recurring revenues	126	101	170	478	564
Revenues (1)	2,420	2,316	2,261	9,217	8,748

Cash cost of revenues (2)	773	752	821	2,959	2,983
Cash gross profit (3)	1,647	1,564	1,440	6,258	5,765

Cash operating expenses (4):
Cash sales and marketing expenses	160	144	136	610	596
Cash general and administrative expenses	301	272	283	1,118	1,072
Total cash operating expenses (4)	461	416	419	1,728	1,668

Adjusted EBITDA (5)	$1,186	$1,148	$1,021	$4,530	$4,097

Cash gross margins (6)	68%	68%	64%	68%	66%

Adjusted EBITDA margins (7)	49%	50%	45%	49%	47%

FFO (8)	$625	$707	$302	$2,668	$2,061

AFFO (9)(10)	$877	$965	$770	$3,761	$3,356

Basic FFO per share (11)	$6.36	$7.22	$3.12	$27.26	$21.59

Diluted FFO per share (11)	$6.35	$7.20	$3.11	$27.19	$21.51

Basic AFFO per share (11)	$8.93	$9.85	$7.95	$38.42	$35.16

Diluted AFFO per share (11)	$8.91	$9.83	$7.92	$38.33	$35.02

		Three Months Ended			Twelve Months Ended
		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$711	$682	$626	$2,683	$2,474
	Interconnection	245	239	227	944	885
	Managed infrastructure	59	61	63	245	261
	Other	5	5	7	17	27
	Recurring revenues	1,020	987	923	3,889	3,647
	Non-recurring revenues	51	48	76	222	215
	Revenues	$1,071	$1,035	$999	$4,111	$3,862

	EMEA Revenues:

	Colocation	$619	$588	$577	$2,346	$2,235
	Interconnection	102	100	87	385	340
	Managed infrastructure	40	39	34	152	138
	Other	28	29	25	110	99
	Recurring revenues	789	756	723	2,993	2,812
	Non-recurring revenues	47	28	53	137	155
	Revenues	$836	$784	$776	$3,130	$2,967

	Asia-Pacific Revenues:

	Colocation	$378	$367	$345	$1,446	$1,349
	Interconnection	86	83	79	326	294
	Managed infrastructure	17	18	18	69	68
	Other	4	4	3	16	14
	Recurring revenues	485	472	445	1,857	1,725
	Non-recurring revenues	28	25	41	119	194
	Revenues	$513	$497	$486	$1,976	$1,919

	Worldwide Revenues:

	Colocation	$1,708	$1,637	$1,548	$6,475	$6,058
	Interconnection	433	422	393	1,655	1,519
	Managed infrastructure	116	118	115	466	467
	Other	37	38	35	143	140
	Recurring revenues	2,294	2,215	2,091	8,739	8,184
	Non-recurring revenues	126	101	170	478	564
	Revenues	$2,420	$2,316	$2,261	$9,217	$8,748

		Three Months Ended			Twelve Months Ended
		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,198	$1,142	$1,196	$4,508	$4,467
	Depreciation, amortization and accretion expense	(409)	(375)	(360)	(1,488)	(1,426)
	Stock-based compensation expense	(16)	(15)	(15)	(61)	(58)
	Cash cost of revenues	$773	$752	$821	$2,959	$2,983

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below. We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below. We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Sales and marketing expense	$234	$219	$209	$903	$891
	Depreciation and amortization expense	(50)	(50)	(50)	(197)	(201)
	Stock-based compensation expense	(24)	(25)	(23)	(96)	(94)
	Cash sales and marketing expense	160	144	136	610	596
	General and administrative expense	481	470	451	1,840	1,766
	Depreciation and amortization expense	(92)	(108)	(92)	(381)	(384)
	Stock-based compensation expense	(88)	(90)	(76)	(341)	(310)
	Cash general and administrative expenses	301	272	283	1,118	1,072
	Cash operating expense	$461	$416	$419	$1,728	$1,668

(5)	We define adjusted EBITDA as net income excluding income tax expense or benefit, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring and other exit charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income (loss)	$264	$374	$(14)	$1,348	$814
	Income tax expense (benefit)	48	25	14	160	161
	Interest income	(41)	(53)	(49)	(193)	(137)
	Interest expense	142	128	126	527	457
	Other (income) expense	9	—	11	7	17
	(Gain) loss on debt extinguishment	—	—	15	(1)	16
	Depreciation, amortization and accretion expense	551	533	502	2,066	2,011
	Stock-based compensation expense	128	130	114	498	462
	Restructuring and other exit charges	16	5	31	33	31
	Impairment charges	63	4	233	68	233
	Transaction costs	6	3	38	18	50
	(Gain) loss on asset sales	—	(1)	—	(1)	(18)

		Three Months Ended			Twelve Months Ended
		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	Adjusted EBITDA	$1,186	$1,148	$1,021	$4,530	$4,097
	Americas	492	489	422	1,890	1,709
	EMEA	413	384	354	1,561	1,378
	Asia-Pacific	281	275	245	1,079	1,010
	Adjusted EBITDA	$1,186	$1,148	$1,021	$4,530	$4,097

(6)	We define cash gross margins as cash gross profit divided by revenues.

(7)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

(8)	FFO is defined as net income or loss attributable to common stockholders, excluding gain or loss from the disposition of real estate assets, depreciation and amortization expense on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income (loss)	$264	$374	$(14)	$1,348	$814
	Net (income) loss attributable to non-controlling interests	1	—	—	2	1
	Net income (loss) attributable to common stockholders	265	374	(14)	1,350	815
	Adjustments:
	Real estate depreciation	349	324	309	1,282	1,239
	(Gain) loss on disposition of real estate assets	—	(1)	(1)	—	(20)
	Adjustments for FFO from unconsolidated joint ventures	11	10	8	36	27
	FFO attributable to common stockholders	$625	$707	$302	$2,668	$2,061

(9)	AFFO is defined as FFO adjusted for depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring and other exit charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$625	$707	$302	$2,668	$2,061
	Adjustments:
	Installation revenue adjustment	4	6	(1)	20	(4)
	Straight-line rent expense adjustment	(4)	1	(18)	5	(3)
	Contract cost adjustment	(27)	(8)	(11)	(52)	(27)
	Amortization of deferred financing costs and debt discounts	6	6	5	23	20
	Stock-based compensation expense	128	130	114	498	462
	Stock-based charitable contributions	—	—	—	3	3
	Non-real estate depreciation expense	142	155	136	568	562

		Three Months Ended			Twelve Months Ended
		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(Gain) loss on disposition of non-real estate assets	—	(3)	—	(1)	—
	Amortization expense	51	51	53	200	208
	Accretion expense adjustment	9	3	4	16	2
	Recurring capital expenditures	(139)	(64)	(115)	(284)	(250)
	(Gain) loss on debt extinguishment	—	—	15	(1)	16
	Restructuring and other exit charges	16	5	31	33	31
	Transaction costs	6	3	38	18	50
	Impairment charges	63	4	233	68	233
	Income tax expense adjustment	(5)	(29)	(16)	(24)	(2)
	Adjustments for AFFO from unconsolidated joint ventures	2	(2)	—	3	(6)
	AFFO attributable to common stockholders	$877	$965	$770	$3,761	$3,356

(10)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,186	$1,148	$1,021	$4,530	$4,097
	Adjustments:
	Interest expense, net of interest income	(101)	(75)	(77)	(334)	(320)
	Amortization of deferred financing costs and debt discounts	6	6	5	23	20
	Income tax expense	(48)	(25)	(14)	(160)	(161)
	Income tax expense adjustment	(5)	(29)	(16)	(24)	(2)
	Straight-line rent expense adjustment	(4)	1	(18)	5	(3)
	Stock-based charitable contributions	—	—	—	3	3
	Contract cost adjustment	(27)	(8)	(11)	(52)	(27)
	Installation revenue adjustment	4	6	(1)	20	(4)
	Recurring capital expenditures	(139)	(64)	(115)	(284)	(250)
	Other income (expense)	(9)	—	(11)	(7)	(17)
	Adjustments for (gain) loss on asset dispositions	—	(3)	(1)	—	(2)
	Adjustments for unconsolidated JVs and non-controlling interests	14	8	8	41	22
	AFFO attributable to common stockholders	$877	$965	$770	$3,761	$3,356

(11)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	98,200	97,982	96,849	97,883	95,457
	Effect of dilutive securities:
	Employee equity awards (in thousands)	178	192	404	240	370

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	98,378	98,174	97,253	98,123	95,827

Basic FFO per share	$6.36	$7.22	$3.12	$27.26	$21.59
Diluted FFO per share	$6.35	$7.20	$3.11	$27.19	$21.51

Basic AFFO per share	$8.93	$9.85	$7.95	$38.42	$35.16
Diluted AFFO per share	$8.91	$9.83	$7.92	$38.33	$35.02